IPO Presentation May 2007

Legend  The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement (File No. 333-137124) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any placement agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling WR Hambrecht + Co., LLC, one of the placement agents for the offering, toll-free at 1-800-673-6476, or by going to WR Hambrecht’s Web site, www.wrhambrecht.com

Special Note Regarding Forward-Looking Statements This presentation contains forward-looking statements that are based on the Clean Energy Fuels Corp.'s beliefs, as well as assumptions made by them and current information available to them. These statements relate to future events or future financial performance.  When used in this presentation, words such as "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "should," "would" or "will" or the negative of these terms or other comparable terminology, are intended to identify forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including those discussed in the prospectus, which could cause Clean Energy Fuels Corp.'s actual results to differ from those projected in any forward-looking statements.  There may be events in the future that Clean Energy Fuels Corp. is unable to accurately predict or control and that may cause its actual results to differ materially from the expectations described in any forward-looking statements. Except as required by law, including U.S. securities laws and rules of the SEC, Clean Energy Fuels Corp. does not plan to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise.

Offering Summary 10,000,000 Primary 10,000,000 Secondary Shares Offered $13 - $17 Filing Range CLNE / NASDAQ Proposed Ticker / Listing Week of Expected Pricing Date WR Hambrecht + Company Simmons & Company International Susquehanna Financial Group National Bank Financial Underwriters LNG Facility Construction Station Expansion Vehicle Financing Use of Proceeds May 21

Andrew Littlefair President and CEO

Compressed Natural Gas (CNG) Taxis Airport Transit Government Vehicles Leading Provider of Natural Gas As a Transportation Fuel Clean Energy Liquefied Natural Gas (LNG) Regional Trucking Refuse Hauling Public Transit

Providing Comprehensive Natural Gas Fuel Solutions CNG and LNG Fuel Solutions Fuel Supply Strategy and Implementation Station Planning, Design, Construction and Financing Long-Term Fuel Sales Contracts In-House LNG Production and Transportation Fleet Planning and Fueling Needs Analysis Vehicle Procurement Assistance Vehicle Financing Incentive Funding Assistance

We Fuel Fleet Vehicles Nationally

Clean Energy

Transit

- ABQ Ride (Albuquerque Transit Agency)
- City of Phoenix, Department of Transit
- City of Tempe, RPTA
- Denver International Airport
- DFW
- Enterprise Rent-a-Car
- La Guardia Taxi's, Van Fleets, Parking and Car Rental Shuttles
- Long Island Bus
- Los Angeles World Airports
- Los Lunas School District
- Love Field
- Northwest Airlines, Denver
- Palm Springs International Airport
- Parking Company of America
- Port of Oakland
- San Diego International Airport
- San Francisco International Airport
- SuperShuttle
- Texas DOT
- United Airlines, Denver
- UPS – Dallas



Refuse

- Brothers Waste (NY)
- County of Riverside Waste Management
- LA County Sanitation District
- Orange County Sanitation District
- Palm Springs Disposal
- Norcal Waste
- Solano Garbage
- Waste Management of Alameda
- Waste Management Orange County

Taxis

- LA Taxi
- Yellow Cab of Long Beach
- Yellow Cab of San Francisco

Other

- Cities of Burbank, Glendale and Los Angeles
- Cities of Palm Springs, Desert Hot Springs, Cathedral City, Palm Desert, Indian Wells and Indio
- City of Denver
- City of Sacramento
- County of Sacramento
- City of Tucson
- LA Dept. of Water and Power
- Los Alamos National Labs
- Pacific Gas & Electric
- Qwest Communications
- Sandia National Laboratories
- San Diego Gas & Electric
- Southern California Gas Co.
- Southwest Gas Corporation
- State of NY Government Fleet
- The University of Arizona

- ✓ Consume Large Amounts of Fuel
- ✓ Refuel at Centralized Locations
- ✓ Compelled to Reduce Emissions
- ✓ Focused on Cost Savings

8

We Fuel Fleet Vehicles In Southern California Southern California Gas Co. City of Sierra Madre Waste Management Orange County North Orange County Yellow Cab City of Santa Ana and Irvine Orange County Sanitation District Newport Mesa USD County of Riverside Waste Management Palm Springs International Airport Palm Springs Disposal Cities of Palm Springs, Desert Hot Springs, Cathedral City, Palm Desert, Indian Wells and Indio San Diego Transit Chula Vista Transit MTS San Diego MTDB San Diego San Diego International Airport San Diego Gas & Electric Southern California Santa Clarita Transit Cities of Burbank, Glendale and Los Angeles SuperShuttle Yellow Cab of LA Yellow Cab of Long Beach LA Taxi LA Dept. of Water and Power City of Santa Monica Santa Monica Big Blue Bus Los Angeles World Airports LA Dept. of Transportation Cities of Ingle wood, Lawndale and Hawthorne Enterprise Rent-a-Car City of Seal Beach City of Long Beach Long Beach Gas and Oil City of Redondo Beach LA County Sanitation District City of Pasadena

Established, Proven Business Leading Market Position 200+ Fleet Customers 14,000+ Natural Gas Vehicles 172 Natural Gas Fueling Stations * Gasoline Gallon Equivalents Delivered of CNG and LNG Growing Volume* Increasing Revenue (Millions of GGEs) ($ Millions) 46.3 56.8 68.4 15.6 17.8 $57.6 $78.0 $91.5 $21.0 $28.2 '04 '05 '06 Q1 '06 Q1 '07 '04 '05 '06 Q1 '06 Q1 '07

The Clean Energy Opportunity Increasing Pressure to Use Alternative Fuel for Transportation Natural Gas Is Cheaper, Cleaner, and Domestically Available Natural Gas Technology and Infrastructure: Proven and Available Today Established Leadership Position, Track Record of Growth Management Team and Board Is Instrumental in Shaping the Industry

January 2007 Goal of Reducing Petroleum Consumption by 20% in 10 Years State of the Union Address January 2007 Transportation Fuel Sold In California Must Be 10% Less Carbon Intensive By 2020 Low Carbon Fuel Standard Signing Hundreds of $Millions Being Invested to Cut Particulate Matter (PM) Pollution by 47% in 5 Years Port of Los Angeles Clean Air Action Plan December 2006 Increasing Pressure to Use Alternative Fuels for Transportation Federal Target of 35 Billion Gallons of Alternative Fuels by 2017

Alternative Fuels: A Large, Underpenetrated Market Opportunity Gasoline Gallon Equivalents Sources: U.S. Department of Energy, Energy Information Administration, Gas Vehicle Report 2006 Vehicle Fuel Consumption (Billions of Gallons) 175B 97% Gasoline and Diesel

Alternative Fuels: A Large, Underpenetrated Market Opportunity Gasoline Gallon Equivalents Sources: U.S. Department of Energy, Energy Information Administration, Gas Vehicle Report 175B 35B 2006 Vehicle Fuel Consumption (Billions of Gallons) Alternative Fuel Target

Alternative Fuels: A Large, Underpenetrated Market Opportunity Gasoline Gallon Equivalents Sources: U.S. Department of Energy, Energy Information Administration, Gas Vehicle Report, American Coalition for Ethanol Biodiesel Board Biodiesel 2 Billion Gallons/Year (in 2015) Ethanol 14-15 Billion Gallons/Year (in 2017) Alternative Fuel Capacity 175B 17B 2006 Vehicle Fuel Consumption (Billions of Gallons)

Alternative Fuels: A Large, Underpenetrated Market Opportunity Biodiesel 2 Billion Gallons/Year (in 2015) Ethanol 14-15 Billion Gallons/Year (in 2017) Alternative Fuel Capacity 2006 Vehicle Fuel Consumption (Billions of Gallons) Gasoline Gallon Equivalents Sources: U.S. Department of Energy, Energy Information Administration, Gas Vehicle Report, American Coalition for Ethanol Biodiesel Board Gap 175B 17B 18B

Increased NOx Emissions More Expensive, Competes with Ethanol for Land Voids Manufactures Warranty if Blended at Greater than B20 Batch Production Results in Inconsistent Quality Substantial Evaporative HC Emissions More Expensive, Land Intensive Not Suited for Medium and Heavy-Duty Vehicles Raises Feedstock and Food Price Concerns Ethanol $150K - $200K Incremental Cost per Vehicle No Payback on Incremental Cost Fuel Savings Lower Than Projected Diesel Hybrids Not All Alternative Fuels Are Well Suited for Fleet Transportation Biodiesel

Natural Gas Vehicles Are Used Around the World Source: International Association for Natural Gas Vehicles, Includes Both OEM and Converted NGVS Argentina – 1.5 Million Vehicles Brazil – 1.2 Million Vehicles E.U. – 500,000 Vehicles 5.7 Million Worldwide Natural Gas Vehicles 100% Increase Since 2000 Million Gallons in 2006 147,000 Domestic Natural Gas Vehicles 300

180+ Natural Gas Fleet Models Available Today Trucks Refuse Trucks Transit Street Sweepers Buses & Taxis Delivery Trucks

Natural Gas for Transportation: America’s Best Kept Secret Domestically Available Cleaner Cheaper

Cheaper

Natural Gas Is a Cheaper Alternative Pump Price (Equivalents) as of 4/05/07 (GGEs) Note: Diesel Price from 4/11/07, Average Taken from North, Central and Southern California $2.44 $2.70 $3.02 $3.11 $3.11 $3.28 $3.44 $4.66 CNG LNG Diesel Regular Gasoline B100 Super Gasoline Premium Gasoline E85

Natural Gas Cost Advantage Is Projected to Continue Average Crude Oil and Natural Gas Prices on a BTU Equivalent Basis 2 2 2 3 4 4 Natural Gas (per MMBtu) Crude Oil (per MMBtu) 1 Prices converted assuming 5.8 million Btu per barrel of oil and 1.031 million Btu per thousand cubic feet of natural gas. 2 Historical prices are annual average of weekly spot market prices for West Texas Intermediate crude oil and Henry Hub natural gas. 3 2007 reflects the average of year-to-date actual spot prices from January 1 through April 27 and monthly futures contract prices through December 2007. 4 Average monthly futures contract prices. $7.16 $9.76 $11.43 $11.39 $12.38 $12.34 $5.60 $8.58 $6.47 $7.90 $8.62 $8.30 2004 2005 2006 2007 2008 2009

Significant Fuel Cost Savings per Vehicle Diesel Diesel Diesel Diesel Gas Gas Comparison Fuel 16,680 16,680 11,120 11,120 7,500 5,000 Annual Fuel Usage (Gallons) $18,000 $18,000 $18,000 $18,000 $7,000 $0-$3,000 Incremental Cost* Estimated * Includes Vehicle Tax Credit Estimated Annual Fuel Cost Savings (Based on Fuel Prices As of 3/31/07) Taxi (CNG) Shuttle Van (CNG) Refuse Truck (LNG) Refuse Truck (CNG) Municipal Transit Bus (LNG) Municipal Transit Bus (CNG) $4,350 $6,525 $14,011 $17,903 $21,017 $21,684

Multiple Federal Natural Gas Credits Encourage Usage Fuel Credits VETC (Volumetric Excise Tax Credit) for Alternative Fuels $0.50 per Gallon (10/06 to 9/09) Vehicle Credits For New NG Fueled Vehicles and Existing Vehicle Conversions Credit for 50% to 80% of Incremental Cost Based on Vehicle Weight and Emissions Reduction Range from $2,500 to $32,000 Equipment Credits Up to $30,000 Applies to Any Equipment, Other Than Structural Components

Cleaner

Natural Gas Vehicles Produce Significantly Less Smog and Soot

Clean Energy

N0x Reduction: Less Smog


≥85%
0-25%
10-15%
2-6%
0-3%
Minimal
-5-0%
Natural Gas
NOx Treatment for Diesel Engines
Diesel Emulsions
Ethanol Blends
Oxidations Catalysts for Diesel Engines
Low Sulfer Diesel
Biodiesel (B20)

PM Reduction: Less Soot


≥90% w/Cat
>85%
50-65%
35-40%
~20%
~20%
15-20%
Natural Gas
PM Traps for Diesel Engines
Diesel Emulsions
Biodiesel (B20)
Oxidations Catalysts for Diesel Engines
Low Sulfer Diesel
Ethanol Blends

Source: South Coast Air Quality Management District
2007 Air Quality Management Plan Summit Panel

27

Tighter Diesel Emissions Standards in 2007 and 2010 Source: South Coast Air Quality Management District Study, 2006 Nitrogen Oxides and Non-Methane Hydrocarbons PM (g/bhp-hr) Diesel Engines NG Engines 2010 Stds 2004 Stds 2007 Avg. Stds 0.00 0.02 0.04 0.06 0.08 0.10 0.12 0.0 0.5 1.0 1.5 2.0 2.5 3.0 NGVs in 2007 Likely Increase in Acquisition Costs for Diesel Vehicles of $10K to $20K per Vehicle for 2007 On-Road Heavy Duty Engine Certifications Based on Federal Standards

Including Diesel Sources Diesel Emissions Impact the Environment Source: South Coast Air Quality Management District Study; Diesel Sources Included Some Grades Not Suitable for Vehicle Fuel South Coast Air Basin Pollution Levels Excluding Diesel Sources

Domestically Available

Large, Domestically Available Supply of Natural Gas Natural Gas 77 Years of Domestic Reserves (30-40 Years Longer Than Oil)* 3 Million NG Vehicles Would Use <1% of Existing Supply World NG Reserves Estimated at 3x That of Oil Reduces Dependence on Foreign Oil *Based on Current Rate of Consumption Sources: EIA 2006, Clean Energy 98% Supplied From US and Canada Imported

Established, Expanding LNG Production Capacity Texas Plant California Plant Pickens Plant, Acquired 2005 35 Million LNG Gallons / Year Annual Capacity Operational in 2008 60-90 Million LNG Gallons / Year Annual Capacity + 4 Third-Party LNG Producers

Large, Domestically Available Supply of Natural Gas Natural Gas 77 Years of Domestic Reserves (30-40 Years Longer Than Oil)* 3 Million NG Vehicles Would Use <1% of Existing Supply World NG Reserves Estimated at 3x That of Oil Reduces Dependence on Foreign Oil *Based on Current Rate of Consumption Sources: EIA 2006, Clean Energy 98% Supplied From US and Canada Imported Chart includes all competitors that are of a significant scale.

Continued Customer Momentum Seaports Within 5 Years, Ports of LA and Long Beach Are Targeting to Retrofit or Replace 10,000 Diesel Trucks Focus on Converting Yard Hostlers to Natural Gas Vehicles Airports We Currently Serve 18 Major Airports Expansion Plans in the U.S. Require Mitigation Ongoing Emphasis on Reducing Tailpipe Emissions 156,000 Taxis in 2004 Transit and Refuse We Currently Fuel 2,900 Transit Buses and 790 Refuse Trucks 200,000 Domestic Refuse Trucks and 80,000 Domestic Transit Buses Smithtown, NY Mandate

Industry-Leading Management Team and Board

Clean Energy

Management

Andrew Littlefair President and CEO	Pickens Fuel Corp., Mesa Petroleum
Richard Wheeler CFO	Blue Energy & Technologies
James Harger SVP Marketing & Sales	Pickens Fuel Corp., Southern California Gas
Mitchell Pratt SVP Engineering, Operations & Public Affairs	Southern California Gas

Board

Warren Mitchell, Chairman	Southern California Gas
Boone Pickens	Pickens Fuel Corp., BP Capital, Mesa Petroleum
John Herrington	Former U.S. Secretary of Energy
James Miller	Former Director Office of Budget and Management, Chairman USPS
Kenneth Socha	Perseus, LLC
David Demers	Westport Innovations, Cummins Westport Inc.

35

Richard Wheeler CFO

Financial Highlights Revenue Growth Hedging Practices and Transactions Adjusted Margin and Enhancement Opportunities Balance Sheet Highlights Volume Mix and Regional Concentration

Total Revenue $21.0 $ Millions $57.6 $78.0 $91.5 $28.2 '04 '05 '06 Q1 '06 Q1 '07

Adjusted Margin $ Millions Approximates Our Results that Would Have Been Reported if Our Future Contracts Had Qualified for Hedge Accounting Under SFAS No. 133 $11.9 $12.9 $21.4 $4.1 $7.7 '04 '05 '06 Q1 '06 Q1 '07 Adjusted mrgin is a non-GAAP Measure and is reconciled to the GAAP measure, operating income, at the end of this presentation

Gallons Delivered Millions of Gallons 46.3 56.8 68.4 15.6 17.8 '04 '05 '06 Q1 '06 Q1 '07 Note: Gallons delivered reflects gasoline gallon equivalents of CNG and LNG.

Volume Mix and Regional Concentration 2006 2005 CNG LNG 36% 64% 39% 61% 40% 60% 39% 61% California & Arizona Other Regions

Hedging Practices Fixed Price in Sales Contract Previous Hedging Practices New Hedge Policy Cost of Natural Gas Hedge Fixed Price Contracts Where We Can SFAS 133 Accounting Can Only Sell Underlying Contracts with Board Approval Reduced Emphasis on Fixed Price Contracts in Future Public Private Jan 2006 Q1 2007 No Hedge Contracts at March 31, 2007 $9.9 to $12 Million Run-Off of Existing Fixed Price Contracts at March 31, 2007 Sell Contracts Loss on Servicing Contracts Derivative Gain

Opportunities for Adjusted Margin Growth Sales Mix More Retail Sales, Less Transit Sales in the Future Gasoline Price Difference $.89 Difference Between Our CNG Pump Prices and Gasoline Prices at March 31, 2007 Tax Credits $.50 Tax Credit per Gallon on Gallons Sold

Balance Sheet Highlights $61.9 Land, Property and Equipment, Net $122.0 Stockholders’ Equity $0.3 Long-Term Debt $139.8 Total Assets 3/31/07 $ Millions $33.0 Working Capital $11.6 Cash and Cash Equivalents

Expand Our Leadership Position As We Capitalize on the Growth in Natural Gas Usage for Vehicles Use of Proceeds $50-$55M Build LNG Liquefaction Plant In California $30-$35M Build Additional CNG and LNG Fueling Stations $15-$20M Finance Natural Gas Vehicles for Customers

Clean Energy Growing Demand Alternative Fuels

Are Changing Transportation Clear Benefits Natural Gas is Cheaper, Cleaner

and More Available Market Leadership Market Maker with

A Track Record of Growth Industry Insight Experienced and Well-Connected Team

Non-GAAP Reconciliation Three Months Ended March 31, Year Ended December 31, — 282,348 78,994,947 (44,067,744) (10,572,349) Derivative (gains) losses 6,299,878 4,882,141 20,860,181 17,108,425 11,112,878 Selling, general and administrative 1,576,057 1,199,720 5,765,001 3,948,544 3,810,419 Depreciation and amortization $ 7,714,452 $ 4,094,219 $ 21,420,437 $ 12,943,257 $ 11,931,777 Adjusted Margin 868,567 2,203,080 3,921,022 6,992,251 3,062,468 Futures contract adjustment $(1,030,050) $(4,473,070) $(88,120,714) $28,961,781 $4,518,361 Operating income (loss) 2007 2006 2006 2005 2004 The table below shows Adjusted Margin and also reconciles these figures to the GAAP measure operating income (loss): Futures contract adjustment reflects the gain or loss we would have experienced in a respective period on the underlying futures contracts associated with our fixed price and price cap contracts had those underlying contracts been held and allowed to mature according to their contract terms. For a description of Adjusted Margin, please read "Selected Historical Consolidated Financial Data--Adjusted Margin (Non-GAAP)" as disclosed in the Form S-1/A filed with the SEC on May 4, 2007 (the Form S-1/A).

Hedging Practices The "run-off" of $9.9 million and $12.1 million for existing fixed price and price cap contracts quoted in this presentation refers to the estimated costs we will incur (based on natural gas futures prices on March 31, 2007) to cover the increased price of natural gas above the inherent price of natural gas embedded in our contracts with customers over the duration of those contracts. These costs are based on estimates involving a high degree of judgment and actual results may vary materially from these estimates. These amounts have not been recorded in our statements of operations as they are non-GAAP. For additional information about our hedging practices, please read "Selected Historical Consolidated Financial Data--Adjusted Margin (Non-GAAP)" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Risk Management Activities--Derivative Activities" and "--Fixed Price and Price Cap Sales Contracts" as disclosed in the Form S-1/A.

Boone Pickens Director

Clean Energy Fuels Fleet Vehicles In Northern California Northern California Norcal Waste Solano Garbage San Francisco International Airport SFO Shuttle Bus Company Yellow Cab of San Francisco Pacific Gas & Electric SuperShuttle Port of Oakland Park & Fly Waste Management of Alameda Alameda County Industries Solano Garbage City of Sacramento County of Sacramento

Clean Energy Fuels Fleet Vehicles In Arizona City of Phoenix, Department of Transit Allstate Transportation Total Transportation City of Mesa, RPTA City of Tempe, RPTA AAA Transportation Tucson Unified School District The University of Arizona Southwest Gas Corporation City of Phoenix, Sky Harbor International Airport Veolia Transportation SuperShuttle Ampitheater School District Valley Metro/RPTA Tempe Transit City of Mesa City of Tucson Tucson Unified School District Sky Harbor Airport Rental Car Center Allstate Cab Sky Harbor International Airport

Clean Energy Fuels Fleet Vehicles In the Northeast Garofalo Carting Northeast New York Town of Smithtown Long Island Bus Binghamton University Suffolk County Water Authority State of NY Government Fleet La Guardia Taxi’s, Van Fleets, Parking and Car Rental Shuttles Hallahan Truck Sales Garofalo Carting Jody Enterprises Brothers Waste (NY) Dejana Industries Boston MBTA Baltimore BWI Town of Hauppauge Jody Enterprises

Clean Energy Fuels Fleet Vehicles In Denver Denver International Airport City of Denver Town of Castle Rock Regional Transportation District American Airlines Frontier Airlines Southwest Airlines United Airlines America West Airlines Northwest Airlines Xcel Energy Qwest Communications Boulder Valley School District City of Castle Rock Denver International Airport

Clean Energy Fuels Fleet Vehicles In New Mexico Sandia National Laboratories DESC (NASA) Santa Fe Trails ABQ Ride (Albuquerque Transit Agency) City of Albuquerque Los Lunas School District Los Alamos National Labs SunPort Santa Fe Trails

UPS – Dallas Parking Company of America City of Irving Fort Worth T Love Field DFW Advantage Rent A Car Atmos Energy Dallas County City of Dallas DART McShans Florist Texas DOT Five Star Coaches Sun Metro Clean Energy Fuels Fleet Vehicles In Texas Fort Worth Five Star Coaches DFW Airport City of Dallas

Natural Gas Is a Cheaper Alternative (V2) Note: Ethanol Equivalent in BTUs $4.88 Pump Price as of 3/29/07

NG Vehicles Help Reduce Greenhouse Gases Honda Civic GX Reduces CO2 Emissions by 23% Comparison of CO2 Emissions for Honda Civic GX EPA Certification Test Values, 2006 Models (g/mile) Tested CH4 Emissions 0.0102g/mi 0.0001g/mi NGV Gasoline 268.6 179.2 219.34 215.4 132.4 168 City Cycle Hwy Cycle Combined City/Hwy